Exhibit 99.1

Shepherd’s Finance, LLC Reports 2021 Results

JACKSONVILLE, FL – March 14, 2022 (GLOBE NEWSWIRE) – Shepherd’s Finance, LLC (“Shepherd’s,” the “Company,” “we,” or “our”) announced its operating results for the year ended December 31, 2021.

2021 Overview

During 2021, the Company continued to focus on specific issues that arose in 2020 primarily due to the pandemic, one of which was the reduction of non-interest earning assets. As of December 31, 2021, loans classified as non-accrual were 23 or approximately $9.5 million compared to 29 or approximately $11.8 million for the same period in the prior year. In addition, as of December 31, 2021 we had 5 foreclosed assets or approximately $2.7 million compared to 17 and approximately $4.4 million for the same period of the prior year.

The Company continues to lose interest income on assets that do not accrue interest. During the year ended December 31, 2021 the estimated loss on interest income related to impaired and foreclosed assets was approximately $1.7 million. Looking ahead, we expect this to decrease as we continue to sell our remaining foreclosed assets in 2022.

While the Company continues to face COVID-19 risks as it relates to the economy and the homebuilding industry, management made the decision that during 2022 we will focus on the following five areas:

1.	Decrease the amount of non-interest-bearing assets, which includes cash, our foreclosed assets and classified non-accrual loans or impaired loans receivables;
2.	Increase loan originations which were lower during the year ended December 31, 2020 due primarily to COVID-19;
3.	Maintain liquidity to fund new loan originations and for the completion of construction costs for existing loans;
4.	Lowering our cost of funds (to keep us competitive in the market); and
5.	Raising our margin beyond simply eliminating nonperforming assets.

We anticipate that for 2022, the housing market in most of the areas in which we do business will be strong despite the impact of COVID-19. We also anticipate that the losses we incurred in principal related to COVID-19 will not continue, and that the lack of interest due to non-performing assets from COVID-19 will decrease significantly in 2022. Short term interest rates as well as mortgage interest rates are expected to rise. A rise in short term rates is likely to benefit the company as our competitors’ rates will rise faster than ours making us more competitive, but a rise in long term interest rates may negatively impact the housing industry as a whole, and therefore us.

2021 Financial Highlights

●

Interest and Fee Income – Interest and fee income on loans decreased approximately $0.3 million, or 3.2%, to approximately $7.9 million for the year ended December 31, 2021, compared to the same period of 2020.

●	Net income (loss) – The Company had net income of approximately $0.8 million for the year ended December 31, 2021 compared to a net loss of approximately $1.9 million for the same period of 2020, an increase in net income of approximately $2.7 million.

The Chief Executive Officer of Shepherd’s Finance, Daniel M. Wallach, commented: “We returned to profitability in 2021 after the impact of COVID-19 and anticipate increases in revenue and profit in 2022, although we are unsure how current interest, inflation and global security concerns may impact this. We appreciate the continued support of our investors.”

Results of Operations

●	Loan Loss Provision

Loan loss provision (expense throughout the year) was approximately $0.6 million and approximately $1.8 million for the years ended December 31, 2021 and 2020, respectively.

The allowance for loan losses as of December 31, 2021 was approximately $2.0 million which primarily consisted of approximately $0.2 million for loans without specific reserves, approximately $0.3 million for loans with specific reserves, approximately $0.1 million for special mention loans and approximately $1.5 million for specific reserves due to the impact of COVID-19. During the year ended December 31, 2021, we incurred approximately $0.5 million in direct charge offs.

The allowance for loan losses as of December 31, 2020 was approximately $2.0 million, of which approximately $0.2 million related to loans without specific reserves. The Company recorded specific reserves for loans impaired due to impacts from COVID-19 of approximately $1.5 million, special mention loans of approximately $0.1 million and impaired loans not due to impacts from COVID-19 of approximately $0.2 million. During the year ended December 31, 2020, we incurred approximately $0.1 million in direct charge offs.

●	Non-Interest Income

Gain on Sale of Foreclosed Assets

During both years ended December 31, 2021 and 2020, we recognized approximately $0.2 million as a gain on the sale of foreclosed assets. We sold six and seven foreclosed assets during 2021 and 2020, respectively.

Gain on Foreclosure of Assets

During both years ended December 31, 2021 and 2020, we recognized approximately $0.1 million as a gain on the foreclosure of assets. We transferred one and seven loan receivable assets to foreclosed assets which resulted in a gain on foreclosure during the years ended December 31, 2021 and 2020, respectively.

Impairment Gains on Foreclosed Assets

During the years ended December 31, 2021 and 2020, we recognized approximately $0 and approximately $0.1 million, respectively, as a gain on impairment of foreclosed assets. During 2020, the impairment gain related primarily to four certain foreclosed assets.

Gain on the Extinguishment of Debt

We borrowed approximately $0.4 million in each of February 2021 and May 2020, pursuant to the Paycheck Protection Program (“PPP”), created under the Coronavirus Aid, Relief, and Economic Security Act, or CARES Act. The PPP is intended to provide loans to qualified businesses to cover payroll and certain other identified costs. Funds from the loan may only be used for certain purposes, including payroll, benefits, rent, and utilities. All or a portion of the loan may be forgivable, as provided by the terms of the PPP.

In August 2021 and November 2020, the full principal amount of the PPP loans and the accrued interest were forgiven by the U.S. Small Business Administration.

During April 2020, the Company received a grant under the Economic Injury Disaster Loan Emergency Advance (the “EIDL Advance”) of approximately less than $0.1 million which was used for payroll and other certain operating expenses.

In February 2021, the full EIDL Advance and accrued interest were forgiven by the U.S. Small Business Administration.

●	Non-Interest Expense

Selling, General and Administrative (“SG&A”) Expenses

SG&A expenses decreased approximately $0.3 million to approximately $1.9 million for the year ended December 31, 2021 compared to approximately $2.2 million for the same period of 2020 due primarily to the following:

●	During 2021, salaries and related expenses decreased approximately $0.2 million to approximately $0.8 million compared to approximately $1.0 million for the same period of 2020. The decrease was primarily due to employee retention credit recognized during the second and third quarters of 2021 of approximately $0.3 million, which was partially offset by profit share expense of approximately $0.1 million. No profit share expense was recognized during 2020.

●	During 2021, legal and accounting expenses decreased approximately $0.1 million to approximately $0.1 million compared to approximately $0.2 million for the same period of 2020. The decrease related primarily due to the addition of internal counsel during the second quarter of 2020.

Loss on the Sale of Foreclosed Assets

During both years ended December 31, 2021 and 2020, we recognized approximately $0.1 million as loss on the sale of foreclosed assets. We sold seven and eight foreclosed assets during 2021 and 2020, respectively.

Loss on Foreclosure of Assets

During both years ended December 31, 2021 and 2020, we recognized approximately $0.1 million as loss on the foreclosure of assets. We transferred one and two loan receivable assets to foreclosed assets during 2021 and 2020, respectively.

Impairment Loss on Foreclosed Assets

During the years ended December 31, 2021 and 2020, we recognized approximately $0.01 million and approximately $0.4 million as a loss on impairment of foreclosed assets, respectively. During 2020, impairment loss on foreclosed assets included approximately $0.1 million recognized as a result of COVID-19.

Balance Sheet Management

Cash

We try to avoid borrowing on our lines of credit from affiliates. To accomplish this, we must carry some cash for liquidity. As of December 31, 2021 and 2020, our cash was approximately $3.7 million and approximately $4.7 million, respectively.

Loans Receivable, net

Loans receivable, net totaled approximately $46.9 million and approximately $46.4 million as of December 31, 2021 and 2020, respectively. As of December 31, 2021 and 2020, we had 23 impaired loans in the aggregate amount of approximately $9.5 million and 29 impaired loans in the aggregate amount of approximately $11.8 million that were not paying interest, respectively. Non-performing assets not related to the impact of COVID-19 were approximately $2.9 million of the approximately $9.5 million for 2021 and approximately $1.2 million of the approximately $11.8 million for 2020.

Due to the impact of COVID-19, the Company transferred the loan receivables balance of approximately $9.7 million as of June 30, 2020 for one of our largest borrowers into a non-performing asset. As of December 31, 2021, the amount due from this borrower was approximately $6.6 million.

Foreclosed Assets

As of December 31, 2021, foreclosed assets decreased approximately $1.7 million to approximately $2.7 million compared to approximately $4.4 million for the same period of 2020. The decrease was primarily due to lower transfers of construction loans from loans receivables to foreclosed assets during the year ended December 31, 2021 compared to the same period of 2020.

Notes Payable Secured, net of deferred financing costs

Notes payable secured, net decreased approximately $3.0 million to approximately $20.0 million as of December 31, 2021 compared to approximately $23.0 million for the same period of 2020. The decrease resulted primarily from the Company’s decision to pay down secured debt with high interest rates.

Notes Payable Unsecured, net of deferred financing costs

Notes payable unsecured, net increased approximately $0.7 million to approximately $27.7 million as of December 31, 2021 compared to approximately $27.0 million for the same period of 2020. A significant portion of our notes payable unsecured, net includes notes from our public offerings, constituting approximately $20.3 million and approximately $21.1 million as of December 31, 2021 and 2020, respectively.

Interest Rates for the Subordinated Notes Program

Shepherd’s offers the following interest rates for its public notes offering, effective as of July 21, 2021:

Maturity (Duration)	Annual Interest Rate	Annual Effective Yield (i)	Effective Yield to Maturity (ii)

12 Months	6.00%	6.17%	6.17%
24 Months	7.00%	7.23%	14.98%
36 Months	4.00%	4.07%	12.73%
48 Months	8.00%	8.30%	37.57%

(i)	The Annual Effective Yield is determined by taking the Annual Interest Rate as a decimal and dividing it by 12 for a monthly rate, then taking that rate plus 1 and multiplying that by itself 11 more times, then subtracting the one back off and converting back to a percentage. For instance, for an Annual Interest Rate of 6.00%, we take .06/12 which is 0.005 plus 1 which is 1.005, and then multiply 1.005 by itself 11 more times which yields 1.0617, then subtracting off the 1, leaving 0.0617, and finally converting to a percentage, which gives us an Annual Effective Yield of 6.17%.

(ii)	The Effective Yield to Maturity is determined by taking the Annual Interest Rate as a decimal and dividing it by 12 for a monthly rate, then taking that rate plus 1 and multiplying that by itself by (the total number of months of the investment minus one) times, then subtracting the one back off and converting back to a percentage. For instance, for a 48 month investment with an Annual Interest Rate of 8.00%, we take .08/12 which is 0.006667 plus 1 which is 1.006667, and then multiply 1.006667 by itself 47 more times which yields 1.3757, then subtracting off the 1, leaving 0.3757, and finally converting to a percentage, which gives us an Effective Yield To Maturity of 37.57%.

About Shepherd’s Finance, LLC

Shepherd’s Finance, LLC is headquartered in Jacksonville, Florida and is focused on commercial lending to participants in the residential construction and development industry. As of December 31, 2021, Shepherd’s Finance, LLC had approximately $46.9 million in loan assets with 224 construction and 15 development loans in 20 states with 66 borrowers. For more information, please visit http://www.shepherdsfinance.com.

Forward Looking Statements

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties, and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans, or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties, and contingencies include, but are not limited to: uncertainties relating to the effects of COVID-19; the length of the COVID-19 pandemic and severity of such outbreak nationally and across the globe; the pace of recovery following the COVID-19 pandemic; general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth; the rate and the pace of economic recovery following economic downturns; and those other risks described in other risk factors as outlined in our Registration Statement on Form S-1, as amended, and our Annual Report on Form 10-K. The Company undertakes no obligation to update these statements following the date of this press release, except as required by law. In addition, the Company, through its senior management, may make from time to time forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates reflecting the best judgment of the Company’s senior management based upon current information and involve a number of risks and uncertainties. Certain factors that could affect the accuracy of such forward-looking statements are identified in the public filings made by the Company with the Securities and Exchange Commission, and forward-looking statements contained in this press release or in other public statements of the Company or its senior management should be considered in light of those factors. This is neither an offer nor a solicitation to purchase securities.

Shepherd’s Finance, LLC

Consolidated Balance Sheets

As of December 31, 2021 and 2020

(in thousands of dollars)	2021	2020

Assets
Cash and cash equivalents	$3,735	$4,749
Accrued interest receivable	598	601
Loans receivable, net	46,943	46,405
Real estate investments	1,651	1,181
Foreclosed assets	2,724	4,449
Premises and equipment	875	903
Other assets	1,089	981
Total assets	$57,615	$59,269
Liabilities and Members’ Capital
Customer interest escrow	$479	$510
Accounts payable and accrued expenses	296	289
Accrued interest payable	2,464	3,158
Notes payable secured, net of deferred financing costs	20,016	22,959
Notes payable unsecured, net of deferred financing costs	27,713	26,978
PPP loan and EIDL advance	-	10
Due to preferred equity members	43	106
Total liabilities	$51,011	$54,010

Commitments and Contingencies

Redeemable Preferred Equity
Series C preferred equity	$5,014	$3,582

Members’ Capital
Series B preferred equity	1,720	1,630
Class A common (deficit) equity	(130)	47
Members’ capital	$1,590	$1,677

Total liabilities, redeemable preferred equity and members’ capital	$57,615	$59,269

Shepherd’s Finance, LLC

Consolidated Statements of Operations

For the years ended December 31, 2021 and 2020

(in thousands of dollars)	2021	2020

Net Interest Income
Interest and fee income on loans	$7,944	$8,209
Interest expense:
Interest related to secured borrowings	1,973	2,973
Interest related to unsecured borrowings	3,147	3,153
Interest expense	$5,120	$6,126

Net interest income	2,824	2,083

Less: Loan loss provision	588	1,805
Net interest income after loan loss provision	2,236	278

Non-Interest Income
Gain on sale of foreclosed assets	$166	$160
Gain on foreclosure of assets	67	52
Gain on the extinguishment of debt	371	361
Impairment gains on foreclosed assets	-	91
Total non-interest income	$604	$664

Income	2,840	942

Non-Interest Expense
Selling, general and administrative	$1,873	$2,185
Depreciation and amortization	53	85
Loss on the sale of foreclosed assets	92	102
Loss on foreclosure	47	54
Impairment loss on foreclosed assets	10	445
Total non-interest expense	2,075	2,871

Net income (loss)	$765	$(1,929)

Earned distribution to preferred equity holders	701	525

Net income (loss) attributable to common equity holders	$64	$(2,454)